Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information of TRI Pointe Homes, Inc. and Weyerhaeuser Real Estate Company

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of WRECO and TRI Pointe, after giving effect to the Transactions between WRECO and TRI Pointe and adjustments described in the accompanying notes. Capitalized terms used herein are defined below under the caption “Helpful Definitions.”

The Transactions are accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, Business Combinations (“ASC 805”), provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of TRI Pointe after the consummation of the Transactions. Weyerhaeuser shareholders received approximately 79.6% of the equity ownership and associated voting rights in TRI Pointe after the consummation of the Transactions.

•	The size of the combining companies in the Transactions. The relative sizes are measured in terms of assets, revenues, net income and other applicable metrics. WRECO would represent 73%, 83% and 97%, and TRI Pointe would represent 27%, 17% and 3%, of the combined assets, revenues and net income, respectively, as of or for the year ended December 31, 2013, as applicable.

•	The composition of the governing body of TRI Pointe after the consummation of the Transactions. TRI Pointe’s board of directors following the consummation of the Transactions was comprised of five directors selected by TRI Pointe and four directors selected by Weyerhaeuser. However, the composition of the TRI Pointe board of directors can be changed at a stockholders’ meeting.

•	The composition of senior management of TRI Pointe after the consummation of the Transactions. TRI Pointe’s senior management following the Merger was the same as TRI Pointe’s management team immediately prior to the Merger. However, senior management can be changed by the board of directors of TRI Pointe.

Based on the foregoing analysis, WRECO is considered the accounting acquirer in the Transactions. The historical consolidated financial statements for all periods prior to the consummation of the Transactions will only reflect the historical consolidated financial statements of WRECO. Purchase accounting will apply to the assets and liabilities of TRI Pointe.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 reflects the Transactions as if they were consummated on that date. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 reflect the Transactions as if they were consummated on January 1, 2013, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with (1) the unaudited and audited consolidated historical financial statements of TRI Pointe and the notes thereto, which are included in TRI Pointe’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed with the SEC on May 6, 2014) and its Annual Report on Form 10-K for the year ended December 31, 2013, as amended, (originally filed with the SEC on February 27, 2014); (2) the unaudited and audited consolidated historical financial statements of WRECO and the notes thereto, which are included in TRI Pointe’s Registration Statement on Form S-4 (Registration No. 333-193248) declared effective by the SEC on May 22, 2014); and (3) the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1. Basis of Presentation hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the consummation of the Transactions have been prepared in accordance with business combination accounting guidance as provided in ASC 805 and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, TRI Pointe allocated the purchase price using its best estimates of fair value of its assets and liabilities. These estimates are based on the most recently available information. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to these preliminary purchase price allocations.

The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Transactions or any integration costs. Furthermore, the unaudited pro forma condensed combined statement of operations does not include certain nonrecurring charges and the related tax effects which result directly from the Transactions as described in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Historical		Excluded
	WRECO	TRI Pointe Homes, Inc.	Assets and Liabilities	Combined	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets
Cash and cash equivalents	$3,338	$32,046	$—	$35,384	$(743,700)	(a	)	$151,134
					867,198	(b	)
					(39,248)	(c	)
					31,500	(d	)
Accounts receivables	35,425	1,855	—	37,280	—			37,280
Deposits on real estate	31,104	23,176	(1,019)	53,261	—	(e	)	53,261
Inventory	1,500,608	461,307	(17,181)	1,944,734	—	(e	)	1,971,953
					27,219	(f	)
Intangible assets	6,360	—	—	6,360	12,900	(f	)	19,260
Investments in unconsolidated entities	15,672	—	—	15,672	—			15,672
Goodwill	—	—	—	—	151,505	(f	)	151,505
Deferred tax assets	287,946	4,611	(126,463)	157,094	—	(e	)	141,046
			(9,000)			(h	)
					(16,048)	(l	)
Other assets	61,545	15,572	(1,800)	75,317	—	(e	)	94,193
					19,500	(b	)
					(624)	(g	)

Total assets	$1,941,998	$538,567	$(155,463)	$2,325,102	$310,202			$2,635,304

Liabilities and Equity
Accounts payable	$76,987	$16,006	$—	$92,993	$(251)	(c	)	$59,562
					(33,180)	(a	)
Accrued payroll liabilities	33,724	2,896	(25,119)	11,501	—	(h	)	11,501
Other accrued liabilities	100,178	15,865	—	116,043	(207)	(i	)	115,836
Debt payable	—	176,933	—	176,933	886,698	(b	)	1,063,631
Debt payable to Weyerhaeuser	868,809	—	—	868,809	(868,809)	(a	)	—
Debt (nonrecourse to WRECO) held by variable interest entities	6,041	—	—	6,041	—			6,041
Income tax payable to Weyerhaeuser	19,625	—	—	19,625	(19,625)	(a	)	—

Total liabilities	1,105,364	211,700	(25,119)	1,291,945	(35,374)			1,256,571
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—	—	—			—
Common stock	4,000	316	—	4,316	(316)	(k	)	1,613
					(2,387)	(j	)
Additional paid-in capital	332,624	311,141	(130,344)	513,421	363,689	(m	)	877,110
Retained earnings	469,791	15,410	—	485,201	(15,410)	(k	)	469,791

Total stockholders’ equity	806,415	326,867	(130,344)	1,002,938	345,576			1,348,514
Noncontrolling interests	30,219	—	—	30,219	—			30,219

Total equity	836,634	326,867	(130,344)	1,033,157	345,576			1,378,733

Total liabilities and equity	$1,941,998	$538,567	$(155,463)	$2,325,102	$310,202			$2,635,304

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except per share amounts)

	Historical
	WRECO	TRI Pointe Homes, Inc.	Excluded Operations	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Home sales	$241,902	$72,812	$—	$314,714	$—		$314,714
Land and lot sales	3,387	—	—	3,387	—		3,387
Other operations	2,843	—	—	2,843	—		2,843

Total revenue	248,132	72,812	—	320,944	—		320,944

Expenses:
Cost of home sales	190,840	56,432	—	247,272	1,177	(1)	252,867
					4,418	(2)
Cost of land and lot sales	3,138	—	(999)	2,139	—	(5)	2,139
Impairments and related charges	468	—	—	468	—		468
Other operations	1,617	—	—	1,617	—		1,617
Sales and marketing	20,905	2,486	—	23,391	323	(4)	23,714
General and administrative	18,005	5,892	219	24,116	—	(3)	24,917
					801	(7)
Restructuring charges	1,716	—	—	1,716	(1,305)	(6)	411

Total expenses	236,689	64,810	(780)	300,719	5,414		306,133

Earnings from continuing operations	11,443	8,002	780	20,225	(5,414)		14,811
Equity in income of unconsolidated entities	(68)	—	—	(68)	—		(68)
Other income (expense), net	735	(557)	7	185	—	(5)	1,042
					548	(8)
					229	(1)
					80	(9)

Earnings before income taxes	12,110	7,445	787	20,342	(4,557)		15,785
Provision for income taxes	(4,529)	(3,147)	(291)	(7,967)	1,819	(10)	(6,148)

Earnings from continuing operations	$7,581	$4,298	$496	$12,375	$(2,738)		$9,637

Earnings per common share
Basic	$0.08	$0.14					$0.06
Diluted	$0.08	$0.14					$0.06
Weighted average shares
Basic	100,000	31,613					161,333
Diluted	100,000	31,643					163,012

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Historical
	WRECO	TRI Pointe Homes, Inc.	Excluded Operations	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Home sales	$1,218,430	$247,091	$—	$1,465,521	$—		$1,465,521
Land and lot sales	52,261	—	—	52,261	—		52,261
Fee building	—	10,864	—	10,864	—		10,864
Other operations	4,021	—	—	4,021	—		4,021

Total revenue	1,274,712	257,955	—	1,532,667	—		1,532,667

Expenses:
Cost of home sales	948,561	193,092	—	1,141,653	8,093	(1)	1,172,362
					22,616	(2)
Cost of land and lot sales	38,052	—	(2,370)	35,682	—	(5)	35,682
Fee building	—	9,782	—	9,782	—		9,782
Impairments and related charges	345,448	—	(343,336)	2,112	—	(5)	2,112
Other operations	2,854	—	—	2,854	—		2,854
Sales and marketing	94,521	8,486	—	103,007	1,290	(4)	104,297
General and administrative	74,244	17,057	(565)	90,736	—	(3)	95,904
					5,168	(7)
Restructuring charges	10,938	—	—	10,938	(2,400)	(6)	8,538

Total expenses	1,514,618	228,417	(346,271)	1,396,764	34,767		1,431,531

Earnings from continuing operations	(239,906)	29,538	346,271	135,903	(34,767)		101,136
Equity in income of unconsolidated entities	2	—	—	2	—		2
Other income (expense), net	2,450	(3,785)	29	(1,306)	—	(5)	6,473
					4,087	(8)
					3,593	(1)
					99	(9)

Earnings before income taxes	(237,454)	25,753	346,300	134,599	(26,988)		107,611
Provision for income taxes	86,161	(10,379)	(128,131)	(52,349)	10,631	(10)	(41,718)

Earnings from continuing operations	$(151,293)	$15,374	$218,169	$82,250	$(16,357)		$65,893

Earnings per common share
Basic	$(1.51)	$0.50					$0.41
Diluted	$(1.51)	$0.50					$0.40
Weighted average shares
Basic	100,000	30,776					161,333
Diluted	100,000	30,798					163,012

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The historical consolidated financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of July 7, 2014.

WRECO’s historical results are derived from WRECO’s unaudited consolidated balance sheet as of March 31, 2014, unaudited consolidated statement of operations for the three months ended March 31, 2014 and audited consolidated statement of operations for the year ended December 31, 2013. TRI Pointe’s historical results are derived from TRI Pointe’s unaudited consolidated balance sheet as of March 31, 2014, unaudited consolidated statement of operations for the three months ended March 31, 2014 and audited consolidated statement of operations for the year ended December 31, 2013.

The denominator used to calculate pro forma basic earnings per common share was calculated by adding 129,700,000 shares issued in the Transactions to the historical shares of TRI Pointe prior to the Transactions. The denominator used to calculate pro forma diluted earnings per common share was derived from the shares used to calculate basic earnings per common share plus 1,679,683 shares attributable to equity awards outstanding prior to the Transactions.

Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set forth in WRECO’s and TRI Pointe’s audited consolidated financial statements as of December 31, 2013. TRI Pointe’s management has determined that no material adjustments are necessary to conform TRI Pointe’s financial statements to the accounting policies used by WRECO in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform TRI Pointe’s historical basis of presentation to that of WRECO.

Description of Transaction

On November 4, 2013, TRI Pointe and Weyerhaeuser announced that they, along with WRECO and Merger Sub, had entered into the Transaction Agreement, which provides for the combination of TRI Pointe’s business and the Real Estate Business.

On May 22, 2014, Weyerhaeuser commenced an exchange offer in connection with the Transactions, pursuant to which Weyerhaeuser shareholders had the option to exchange all, some or none of their Weyerhaeuser common shares, par value $1.25 per share, for WRECO common shares, par value $0.04 per share. The exchange offer and withdrawal rights expired at 12:00 midnight, New York City time, on July 2, 2014.

On the date of the Distribution, WRECO incurred the New Debt and used the proceeds thereof to make a cash payment to WNR, a subsidiary of Weyerhaeuser. Weyerhaeuser then caused the REB Transfers to occur. Following the REB Transfers, Weyerhaeuser caused WNR to distribute all of the issued and outstanding WRECO common shares to Weyerhaeuser in the WRECO Spin. On July 7, 2014, Merger Sub merged with and into WRECO, with WRECO surviving the Merger and becoming a wholly owned subsidiary of TRI Pointe. In the Merger, each issued and outstanding WRECO common share was converted into the right to receive 1.297 fully paid and non-assessable shares of TRI Pointe common stock. On July 7, 2014, WNR paid TRI Pointe an Adjustment Amount of approximately $31.5 million in cash.

In the Merger, TRI Pointe issued 129,700,000 shares of TRI Pointe common stock, excluding shares to be issued on exercise or vesting of equity awards held by WRECO employees that were assumed by TRI Pointe in connection with the Transactions. Based upon the reported closing sale price of $15.85 per share for TRI Pointe common stock on the NYSE on July 7, 2014, the total value of the shares issued by TRI Pointe and the amount of cash received by WNR, a subsidiary of Weyerhaeuser, in the Transactions, including from the proceeds of the New Debt (which was assumed by TRI Pointe and is guaranteed by TRI Pointe’s material wholly owned subsidiaries, including WRECO and its material wholly owned subsidiaries, subject to certain exceptions) as discussed below but not including any Adjustment Amount, was approximately $2.8 billion.

Upon the consummation of the Transactions, equity awards in Weyerhaeuser common shares held by WRECO employees were converted into 2.1107 equity awards of TRI Pointe common stock. As of July 7, 2014, there were 1,125,589 unvested and 819,885 vested equity awards in Weyerhaeuser common shares held by WRECO employees that would be converted into 726,856 unvested TRI Pointe restricted stock units and 1,648,925 unvested and 1,730,531 vested options exercisable for shares of TRI Pointe common stock. The exercise price of the Weyerhaeuser options ranged from $9.53 to $30.54, and the exercise price of the replacement TRI Pointe options will range from $4.52 to $14.47. The fair value of the Weyerhaeuser equity awards and the replacement equity awards were measured as of July 7, 2014. The excess fair value of the TRI Pointe options, approximately $6.7 million, will be recognized as additional compensation expense over the term of the unvested equity awards. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2014 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2013, additional compensation expense related to the increase in fair value to the WRECO employee equity awards was recorded as $0.5 million and $3.3 million, respectively, as discussed in explanation seven of Note 4. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations. Significant assumptions used in the measurement of fair value of the replacement options included expected terms, volatility, annual discount rate and the risk free rate.

After the consummation of the Merger, TRI Pointe owns and operates the Real Estate Business through WRECO, which is a TRI Pointe wholly owned subsidiary, and also continues its pre-Merger businesses. TRI Pointe common stock, including the shares issued in the Merger, is listed on the NYSE under TRI Pointe’s current trading symbol “TPH.”

2. Calculation of Purchase Consideration

The purchase consideration in a reverse acquisition is determined with reference to the value of equity of the accounting acquiree (in this case, TRI Pointe, the legal acquirer). The fair value of TRI Pointe common stock is based on the closing stock price on July 7, 2014 of $15.85.

The purchase price is calculated as follows (dollars in thousands, except number of shares and per share amount):

Number of TRI Pointe shares outstanding(1)	31,632,533
TRI Pointe common stock price(2)	$15.85

Total	$501,376
Fair value of equity awards(3)	1,067

Purchase price	$502,443

(1)	Number of shares of TRI Pointe common stock issued and outstanding as of July 7, 2014.
(2)	Closing price of TRI Pointe common stock on the NYSE on July 7, 2014 of $15.85 per share.
(3)	The fair value of equity awards for the services already rendered have been added to the calculation of the purchase price.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of TRI Pointe are recorded at the acquisition date fair values and added to those of WRECO. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2014 and have been prepared to illustrate the estimated effect of the Transactions.

Acquisition date fair value for inventory was estimated using an income approach that estimates the fair value of real estate inventory using a discounted cash flow model. The final determination of the fair value of real estate inventory will depend on expected average selling prices, sales pace, cancellation rates, construction and overhead costs. Additionally, the acquisition date fair value of the trademark intangible asset was estimated using the relief-from-royalties method of the income approach. Under that method, the owner of the intangible asset is able to avoid royalty payments would have otherwise been incurred. The present value of the estimated net royalty savings becomes the basis of fair value. The final determination of the trademark intangible will depend on changes to the expected life of the intangible asset, the royalty rate and the discount rate that reflects the level of risk associated with the future cash flows.

The final determination of purchase price allocation will be based on TRI Pointe’s net assets acquired and may change materially based on the receipt of certain valuation and other analyses that are not yet final; therefore, the actual allocations will differ from the pro forma adjustments presented. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of TRI Pointe, with the excess recorded as goodwill (dollars in thousands):

Cash and cash equivalents	$32,046
Real estate inventories	511,702
Contract, notes or accounts receivable	1,855
Trademark intangible asset	12,900
Goodwill	151,505
Other assets	15,572

Total assets	725,580

Accounts payable	16,006
Accrued payroll liabilities	2,896
Other accrued liabilities	15,865
Deferred tax liability	11,437
Notes payable to third parties	176,933

Total liabilities	223,137

Net assets acquired	$502,443

The goodwill expected to be recognized is primarily attributed to expected synergies from combining the Real Estate Business with TRI Pointe’s existing business, including, but not limited to, expected cost synergies from overhead savings resulting from streamlining certain redundant corporate functions, improved operating efficiencies, including provision of certain corporate level administrative and support functions at a lower cost than was historically allocated to WRECO for such services by Weyerhaeuser, and growth of ancillary operations in various markets as permitted under applicable law, including a mortgage business, a title company and other ancillary operations.

3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet (dollars in thousands)

(a) Reflects the elimination of debt payable to Weyerhaeuser of $869 million, accounts payable to Weyerhaeuser of $33.2 million and income tax payable to Weyerhaeuser of $19.6 million by WRECO. These liabilities were settled by the $739 million cash dividend and accrued interest of $4.7 million paid by WRECO to Weyerhaeuser in connection with the Transactions.

(b) Represents the net cash proceeds from the issuance of the New Debt, as well as deferred finance costs and the establishment of the net payable. The New Debt was $900 million, less a discount of $13.3 million, with financing costs of approximately $19.5 million, and the net $867.2 million increasing cash. Refer to Note 6. Financing Arrangements for further details.

(c) Represents the estimated cash transaction costs related to underwriting, legal and other advisory fees associated with the Transactions. These fees were estimated based on the expected costs for underwriting, legal and banking fees, which totaled approximately $46 million. Accrued fees payable on the balance sheet date were $0.3 million and fees previously paid were $7.0 million as of March 31, 2014.

(d) Represents the payment of $31.5 million from Weyerhaeuser to TRI Pointe related to the Adjustment Amount.

(e) Represents the transfer of WRECO’s interest in Coyote Springs which, under the terms of the Transaction Agreement, was excluded from the Transactions and retained by Weyerhaeuser. These excluded assets were deposits on real estate of $1.0 million, inventory of $17.2 million, a deferred tax asset of $126.5 million and other assets of $1.8 million.

(f) Reflects the fair value purchase accounting adjustments to TRI Pointe, including the fair value increase to real estate inventories, trade name intangible and goodwill. Refer to Note 5. Intangible Asset for discussion on the valuation of intangible assets. The preliminary estimated fair value of inventory was determined primarily using a discounted cash flow model. These estimated cash flows are significantly impacted by estimates related to expected average selling prices, sales pace, cancellation rates and construction and overhead costs. The fair value of TRI Pointe’s real estate inventory (including deposits on real estate) was estimated to be $512 million. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates. Discount rates used in the pro forma analysis of real estate inventory ranged from 18% to 22%. See “—Preliminary Purchase Price Allocation” discussion in Note 2. Calculation of Purchase Consideration for more information on the value goodwill.

(g) Represents the elimination of deferred financing costs of $0.6 million from the historical financial statements of TRI Pointe.

(h) Reflects the elimination of deferred compensation amounts and related deferred tax assets owed by Weyerhaeuser to employees of WRECO. These liabilities of $25.1 million and deferred tax assets of $9.0 million are being excluded from the liabilities assumed because they were retained by Weyerhaeuser pursuant to the Transaction Agreement.

(i) Reflects the purchase accounting adjustment to eliminate deferred rent of $0.2 million from TRI Pointe.

(j) Represents the adjustment to common stock to reflect the total amount of shares outstanding of 161,332,533 shares of common stock at $0.01 par value upon the consummation of the Transactions. The historical common stock values of $4.0 million for WRECO and $0.3 million for TRI Pointe were eliminated and replaced with a common stock value of $1.6 million.

(k) Represents the elimination of historical equity of TRI Pointe to reflect the new accounting basis of the acquirer.

(l) Represents adjustments to reflect the decrease in deferred tax assets as a result of the fair value increases of inventory by $27.2 million and trade name intangible by $12.9 million. The estimated tax rate was determined to be 40% resulting in a decrease to deferred tax assets of $16 million.

(m) Reflects the cumulative adjustment to additional paid-in capital, primarily attributable to the transfer of excluded assets and liabilities, $130 million, the issuance of equity to effect the Transactions, $186 million, and the elimination of payable amounts between WRECO and Weyerhaeuser, $178 million.

4. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Reflects the incremental increase to cost of home sales and change to interest expense related to the issuance of the New Debt. The higher interest rate on the New Debt compared to the debt payable by WRECO to Weyerhaeuser increased the amount of interest available for capitalization by approximately $9 million and $34 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The amount of qualifying assets of the combined company is greater than the pro forma debt balance, resulting in 100% interest capitalization, which decreased interest expense by $0.2 million and $3.6 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The additional capitalized interest resulted in an increase of pro forma interest amortized to cost of home sales by $1.2 million and $8.1 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The pro forma increase to cost of home sales was based on the historical amortization of interest to cost of homes sales as a percentage of total capitalized interest for the combined company of 3% and 22% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The difference in the historical amortization of interest to cost of homes sales as a percentage of total capitalized interest for the combined company of 3% compared to 22% is the result of the seasonality in the number of new home deliveries for the three months ended March 31, 2014 compared to the year ended December 31, 2013. Refer to Note 6. Financing Arrangements for further details related to interest on the New Debt.

(2)	Represents the increase in cost of home sales due to the increase in fair value of inventory acquired in the Transactions by approximately $27 million for the three months ended March 31, 2014. Pro forma cost of sales increased approximately $4.4 million and $22.6 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

(3)	Reflects the elimination of certain costs related to deferred compensation that were related to amounts Weyerhaeuser owed to WRECO. These amounts, which include $0.2 million and $(0.6) million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, are being excluded because they are specifically identified as liabilities of Weyerhaeuser in the Transaction Agreement.

(4)	Represents the amortization expense related to the TRI Pointe trade name intangible recognized in purchase accounting. The trade name intangible asset is expected to have a useful life of ten years and will be amortized on a straight line basis. See Note 5. Intangible Asset for additional information.

(5)	Represents the elimination of costs related to WRECO’s interest in Coyote Springs, which was retained by Weyerhaeuser. Pro forma cost of land and lot sales of $1.0 million for the three months ended March 31, 2014 and impairment charges of $343 million and operating costs of $2.4 million for the year ended December 31, 2013 relate to a property that was not transferred to TRI Pointe in the Transactions.

(6)	Represents retention compensation to WRECO employees payable in March 2014, concurrent with the payment of annual incentive plan bonus payouts.

(7)	Represents the change in stock-based compensation expense due to the equity award modification and resulting remeasurement of the fair value of stock based compensation as a result of the Transactions. Under the terms of the Transaction Agreement, equity awards in Weyerhaeuser common shares held by WRECO employees were converted into equity awards of TRI Pointe common stock. Due to the fair value of the replacement awards exceeding the fair value of the original awards, additional pro forma compensation expense was recognized of approximately $0.8 million and $5.2 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

(8)	Represents the elimination of previously recognized transaction costs of $0.5 million and $3.7 million recorded in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, related to underwriting, legal and other advisory fees associated with the Transactions.

(9)	Represents the elimination of previously recognized amortization of deferred financing fees of $0.1 million and $0.1 million recorded in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, which were removed in purchase accounting in connection with the Transactions.

(10)	Represents the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. WRECO and TRI Pointe used statutory tax rates to compute the income tax expense related to each entity’s pro forma condensed combined statement of operations adjustment as follows (dollars in thousands):

	For the three months ended March 31, 2014
	WRECO	TRI Pointe	Total
Pro forma adjustments	$652	$(4,422)	$(3,770)
Statutory tax rate	37%	40%

Tax impact	$(241)	$1,769	$1,528

	For the year ended December 31, 2013
	WRECO	TRI Pointe	Total
Pro forma adjustments	$340,851	$(21,539)	$319,312
Statutory tax rate	37%	40%

Tax impact	$(126,115)	$8,615	$(117,500)

5. Intangible Asset

The fair value of the trade name intangible was estimated using a relief-from-royalties method, and has an estimated useful life of ten years. The key inputs were: (i) the projected revenue over the expected remaining life of the intangible asset; (ii) royalty rate of 0.5% based on TRI Pointe’s margins and market royalty rates; (iii) economic life of ten years; and (iv) discount rate of 17.0% that reflects the level of risk associated with receiving future cash flow.

6. Financing Arrangements

On June 13, 2014, WRECO completed the sale of $450 million principal amount of its 4.375% Senior Notes due 2019 and $450 million principal amount of its 5.875% Senior Notes due 2014, which were assumed by TRI Pointe in connection with the consummation of the Transactions.

Below is a table that sets forth the amount of the New Debt and the calculation of pro forma interest expense for the periods presented:

(Dollars in thousands)			Interest Expense[1]
	Assumed Interest Rate	Balance Outstanding	Three Months Ended March 31, 2014	Year Ended December 31, 2013
4.375% Senior Notes due 2019	4.375%	$450,000	$4,922	$19,688
5.875% Senior Notes due 2024	5.875%	$450,000	$6,609	$26,438

[1]	Does not include the amortization of any bond discount or deferred financing costs.

Helpful Definitions

“Adjustment Amount” means an Adjustment Amount of approximately $31.5 million paid in cash by WNR to TRI Pointe in connection with the consummation of the Transactions, in accordance with the Transaction Agreement;

“Coyote Springs” means the portions of a mixed use master planned community under development located in Clark and Lincoln Counties, Nevada, which, prior to the consummation of the Merger, were owned by Pardee through its wholly owned subsidiary, Pardee Homes of Nevada (“Pardee Nevada”). The Coyote Springs project is approximately 50 miles north of Las Vegas, Nevada and consists of approximately 42,000 acres, of which approximately 30,000 acres can be developed. As of March 31, 2014, Pardee Nevada owned 10,686 lots and controlled 56,413 lots in Coyote Springs. Within Coyote Springs, Pardee Nevada owned land in Clark County zoned or designated for both single-family home development and multi-family development. Pardee Nevada held an option to acquire additional land and lots in Clark and Lincoln Counties. Pardee Nevada also owned property in Clark County occupied by a golf course, which is leased to and operated by a third party, as well as land dedicated to commercial and retail development. Coyote Springs was retained by Weyerhaeuser in connection with the Transactions;

“Debt Securities” means the debt securities, in the aggregate principal amount of the full amount of the New Debt, which were issued and sold by WRECO and subsequently assumed by TRI Pointe;

“Distribution” means the distribution by Weyerhaeuser of the issued and outstanding WRECO common shares to Weyerhaeuser shareholders by way of an exchange offer and, with respect to any WRECO common shares that were not subscribed for in the exchange offer, a pro rata distribution to Weyerhaeuser shareholders whose Weyerhaeuser common shares remained outstanding after the consummation of the exchange offer;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Merger” means the combination of TRI Pointe’s business and the Real Estate Business through the merger of Merger Sub with and into WRECO, with WRECO surviving the merger and becoming a wholly owned subsidiary of TRI Pointe, as contemplated by the Transaction Agreement;

“Merger Sub” means Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of TRI Pointe;

“New Debt” means the $900 million in aggregate principal amount of debt financing incurred by WRECO upon the consummation of the Transactions in the form of the Debt Securities, which debt was subsequently assumed by TRI Pointe and is guaranteed by TRI Pointe’s material wholly owned subsidiaries, including WRECO and its material wholly owned subsidiaries, subject to certain exceptions;

“NYSE” means the New York Stock Exchange;

“Real Estate Business” means the real estate business of Weyerhaeuser, which business was conducted by WRECO and its subsidiaries and set forth in certain financial statements of WRECO, other than the operations of certain excluded assets;

“REB Transfers” means (i) the transfer of certain assets of Weyerhaeuser and its subsidiaries relating to the Real Estate Business to, and the assumption of certain liabilities of Weyerhaeuser and its subsidiaries relating to the Real Estate Business by, WRECO and its subsidiaries and (ii) the transfer of certain assets of WRECO and its subsidiaries that were excluded from the Transactions to, and the assumption of certain liabilities of WRECO and its subsidiaries that were excluded from the Transactions by, Weyerhaeuser and its subsidiaries (other than WRECO and its subsidiaries), including the assets and liabilities relating to Coyote Springs;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Transaction Agreement” means the Transaction Agreement, dated as of November 3, 2013, by and among Weyerhaeuser, WRECO, TRI Pointe and Merger Sub;

“Transactions” means the transactions contemplated by the Transaction Agreement, which provide for, among other things, the New Debt, the REB Transfers, the Distribution, the WRECO Spin, the WRECO Stock Split and the Merger;

“TPH LLC” means TRI Pointe Homes, LLC, the entity that was reorganized from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc. in connection with its initial public offering;

“TRI Pointe” means TRI Pointe Homes, Inc., a Delaware corporation, and, unless the context otherwise requires, its subsidiaries. For periods prior to September 24, 2010, “TRI Pointe” refers to the entities through which it conducted its business during those periods. For periods from and after September 24, 2010 and prior to January 30, 2013, “TRI Pointe” refers to TPH LLC and, unless the context otherwise requires, its subsidiaries and affiliates;

“TRI Pointe common stock” means the common stock, par value $0.01 per share, of TRI Pointe;

“TRI Pointe stockholders” means the holders of TRI Pointe common stock;

“Weyerhaeuser” means Weyerhaeuser Company, a Washington corporation, and, unless the context otherwise requires, its subsidiaries, other than WRECO and any of its subsidiaries;

“Weyerhaeuser common shares” means the common shares, par value $1.25 per share, of Weyerhaeuser;

“Weyerhaeuser shareholders” means the holders of Weyerhaeuser common shares;

“WNR” means Weyerhaeuser NR Company, a Washington corporation that is a wholly owned subsidiary of Weyerhaeuser and the current direct parent entity of WRECO;

“WRECO” means Weyerhaeuser Real Estate Company, a Washington corporation, and, prior to the consummation of the Transactions, an indirect wholly owned subsidiary of Weyerhaeuser, and, unless the context otherwise requires, its subsidiaries;

“WRECO common shares” means the common shares of WRECO, par value $0.04 per share;

“WRECO Spin” means the distribution by WNR of all of the issued and outstanding WRECO common shares to Weyerhaeuser; and

“WRECO Stock Split” means the stock split effected by WRECO on January 17, 2014 pursuant to which the number of WRECO common shares issued and outstanding was increased to 100,000,000 shares and the par value of each WRECO common share was reduced to $0.04 per share.